Exhibit 99.2

Protara Therapeutics Announces Updated Interim Data from Phase 2 ADVANCED-2 Trial of TARA-002 in BCG-Naïve NMIBC Patients

●	TARA-002 demonstrates 72% complete response rate at any time in BCG-Naïve patients

●	TARA-002 demonstrates a 69% complete response rate at the 6-month landmark and a 50% complete response rate at the 12-month landmark in BCG-Naïve patients

●	Favorable safety and tolerability profile observed with no Grade 3 or greater treatment-related adverse events reported

●	Company obtained written feedback from FDA on registrational path forward for TARA-002 in BCG-Naïve patients

●	Company remains on track to report interim results from approximately 25 six-month evaluable BCG-Unresponsive patients in the registrational cohort of the ADVANCED-2 trial in Q1 2026

●	Company expects to complete enrollment of the BCG-Unresponsive registrational cohort of the ADVANCED-2 trial in 2H 2026

●	Company to host conference call and webcast today at 8:30 a.m. ET

NEW YORK, Dec. 3, 2025 -- Protara Therapeutics, Inc. (Nasdaq: TARA), a clinical-stage company developing transformative therapies for the treatment of cancer and rare diseases, today announced updated interim data from the ongoing Phase 2 open-label ADVANCED-2 trial of TARA-002 in patients with carcinoma in situ or CIS (± Ta/T1) non-muscle invasive bladder cancer (NMIBC). These results in Bacillus Calmette-Guérin (BCG)-Naïve NMIBC patients will be featured during a poster session at the 26th Annual Meeting of the Society of Urologic Oncology (SUO) in Phoenix, Arizona.

“These positive results continue to support TARA-002’s potential in the NMIBC treatment landscape, and we look forward to finalizing a regulatory pathway for TARA-002 in BCG-Naïve patients,” said Jesse Shefferman, Chief Executive Officer of Protara Therapeutics. “We remain on track to provide an update on the registrational BCG-Unresponsive patient cohort in the ADVANCED-2 trial in the first quarter of 2026 and expect to complete enrollment of this cohort in the second half of 2026.”

“These encouraging TARA-002 results demonstrate meaningful and durable activity in BCG-Naïve NMIBC patients,” said Mark Tyson, M.D., MPH, Vice Chair for Research and a Professor in the Department of Urology with the Mayo Clinic in Phoenix, Arizona, and ADVANCED-2 study investigator. “The clinically meaningful response rates at six and 12 months, coupled with a favorable safety and tolerability profile and simple administration that is even more streamlined than BCG, make TARA-002 a compelling potential treatment option in the BCG-Naïve setting.”

Updated Interim Results

The dataset includes 31 BCG-Naïve patients who received at least 1 dose of TARA-002; 29 patients completed at least one response assessment and were evaluable for efficacy as of a November 7, 2025 data cutoff. Patients received an induction course of six weekly intravesical instillations of TARA-002, followed by a maintenance course of three weekly instillations every three months. Re-induction was permitted for eligible patients with residual CIS and/or recurrent high-grade Ta disease. Complete response (CR) rates at the six months and 12 months landmark time point include all participants who were either evaluable at that time points or had experienced disease progression or treatment failure prior to the scheduled visit.

●	The CR rate at any time was 72% (21/29).

●	The CR rate was 69% (18/26) at six months and 50% (7/14) at 12 months.

●	Among initial responders, 88% (14/16) maintained their response through six months and 100% (3/3) through 12 months.

●	Re-induction therapy successfully salvaged most initial non-responders, resulting in high conversion rates and durable responses: 80% (4/5) of re-induced patients converted to a CR at 6 months, and 100% (4/4) of those responders maintained their CR at 12 months.

Safety and Tolerability

The majority of treatment-related adverse events (TRAEs) were Grade 1 and transient with no Grade 3 or greater TRAEs as assessed by study investigators. No patients discontinued treatment due to TRAEs. The most commonly occurring TRAEs were dysuria (13%), fatigue (13%), and hematuria (6%).

Regulatory Update

The Company remains in ongoing dialogue with the U.S. Food and Drug Administration (FDA) on an expansion of the agreed upon registrational path forward for TARA-002 beyond the BCG-Unresponsive NMIBC patient population. The FDA has provided written feedback supporting a registrational design for a controlled trial in BCG-Naïve patients (who have never been exposed and those who have not received BCG within the last 24 months and are ineligible to receive BCG or contraindicated, cannot tolerate BCG, do not have access to BCG, or refuse BCG). The FDA has agreed that BCG is not required as a comparator and that intravesical chemotherapy is an acceptable comparator to TARA-002 in BCG-Naïve patients. The FDA also is aligned with the primary endpoint of the trial as the CR rate at month 6 with duration of response as a key secondary endpoint. The Company has engaged the FDA to determine how to include BCG-Exposed patients in its clinical trials of TARA-002, for whom no FDA-approved treatments are available and who have limited options to access investigational treatment through clinical trials.

About ADVANCED-2

ADVANCED-2 (NCT05951179) is a Phase 2 open-label trial assessing intravesical TARA-002 in NMIBC patients with carcinoma in situ or CIS (± Ta/T1) who are Bacillus Calmette-Guérin (BCG)-Unresponsive (Cohort B N=75-100) or BCG-Naïve (Cohort A N=31). Trial subjects received an induction course, with or without a reinduction, of six weekly intravesical instillations of TARA-002, followed by a maintenance course of three weekly instillations every three months.

The Company remains on track to report interim results from approximately 25 six-month evaluable NMIBC patients from ADVANCED-2 with carcinoma in situ or CIS (± Ta/T1) who are BCG-Unresponsive in the first quarter of 2026 and expects to complete enrollment in this cohort in the second half of 2026.

Conference Call and Webcast

Protara will host a conference call and webcast today at 8:30 am ET to review the data reported this morning. The live event and accompanying slides can be accessed by visiting https://protara-therapeutics-suo-update-call.open-exchange.net/registration, or via the Events and Presentations section of the Company’s website: https://ir.protaratx.com. A replay of the webcast will be archived for a limited time following the event.

About TARA-002

TARA-002 is an investigational cell therapy in development for the treatment of NMIBC and of LMs, for which it has been granted Rare Pediatric Disease Designation by the U.S. Food and Drug Administration. TARA-002 was developed from the same master cell bank of genetically distinct group A Streptococcus pyogenes as OK-432, a broad immunopotentiator marketed as Picibanil® in Japan by Chugai Pharmaceutical Co., Ltd. Protara has successfully shown manufacturing comparability between TARA-002 and OK-432.

TARA-002 is a first-in-class TLR2/NOD2 agonist and novel immunopotentiator derived from inactivated Streptococcus pyogenes with a mechanism of action that includes the activation of innate and adaptive immune pathways within the bladder wall. When TARA-002 is administered, it is hypothesized that innate and adaptive immune cells within the cyst or tumor are activated and produce a pro-inflammatory response with release of cytokines such as tumor necrosis factor (TNF)-alpha, interferon (IFN)-gamma IL-6, IL-10, IL-12. TARA-002 also directly kills tumor cells and triggers a host immune response by inducing immunogenic cell death, which further enhances the antitumor immune response.

About Non-Muscle Invasive Bladder Cancer (NMIBC)

Bladder cancer is the sixth most common cancer in the United States, with NMIBC representing approximately 80% of bladder cancer diagnoses. Approximately 65,000 patients are diagnosed with NMIBC in the United States each year. NMIBC is cancer found in the tissue that lines the inner surface of the bladder that has not spread into the bladder muscle

About Protara Therapeutics, Inc.

Protara is a clinical-stage biotechnology company committed to advancing transformative therapies for people with cancer and rare diseases. Protara’s portfolio includes its lead candidate, TARA-002, an investigational cell-based therapy in development for the treatment of non-muscle invasive bladder cancer (NMIBC) and lymphatic malformations (LMs). The Company is evaluating TARA-002 in an ongoing Phase 2 trial in NMIBC patients with carcinoma in situ (CIS) who are unresponsive or naïve to treatment with Bacillus Calmette-Guérin, as well as a Phase 2 trial in pediatric patients with LMs. Additionally, Protara is developing IV Choline Chloride, an investigational phospholipid substrate replacement for patients on parenteral nutrition who are otherwise unable to meet their choline needs via oral or enteral routes. For more information, visit www.protaratx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Protara may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “designed,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words or expressions referencing future events, conditions or circumstances that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such forward-looking statements include but are not limited to, statements regarding Protara’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: Protara’s business strategy, including its development plans for its product candidates and plans regarding the timing or outcome of existing or future clinical trials (including the timing of any particular phases of such trials and the timing of the announcement of any data produced during such trials or phases thereof); statements related to expectations regarding interactions with the U.S. Food and Drug Administration (FDA); Protara’s financial position; statements regarding the anticipated safety or efficacy of Protara’s product candidates; and Protara’s outlook for the remainder of the year and future periods. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that contribute to the uncertain nature of the forward-looking statements include: risks that Protara’s financial guidance may not be as expected, as well as risks and uncertainties associated with: Protara’s development programs, including the initiation and completion of non-clinical studies and clinical trials and the timing of required filings with the FDA and other regulatory agencies; general market conditions; changes in the competitive landscape; changes in Protara’s strategic and commercial plans; Protara’s ability to obtain sufficient financing to fund its strategic plans and commercialization efforts; having to use cash in ways or on timing other than expected; the impact of market volatility on cash reserves; failure to attract and retain management and key personnel; the impact of general U.S. and foreign, economic, industry, market, regulatory, political or public health conditions; and the risks and uncertainties associated with Protara’s business and financial condition in general, including the risks and uncertainties described more fully under the caption “Risk Factors” and elsewhere in Protara’s filings and reports with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Protara undertakes no obligation to update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise, except as required by law.

Company Contact:

Justine O’Malley

Protara Therapeutics

Justine.OMalley@protaratx.com

646-817-2836

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